                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12


                                       HERITAGE MEDIA CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                        HERITAGE MEDIA CORP.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                           HERITAGE MEDIA CORPORATION
                               ONE GALLERIA TOWER
                          13355 NOEL ROAD, SUITE 1500
                              DALLAS, TEXAS 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1994

To the stockholders of
Heritage Media Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Heritage Media Corporation (the "Company"), will be held at The Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas, on May 26, 1994 at 9:00 A.M., local time, for the following purposes:

        (a) For holders of Class A Common Stock to elect seven directors of the Company;

        (b) For consideration of the adoption of the Company's Amended and Restated Stock Option Plan; and

        (c) For the transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 21, 1994, are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

    Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                                          By Order of the Board of Directors

                                          WAYNE KERN,
                                          SECRETARY


Dallas, Texas
April 22, 1994

                           HERITAGE MEDIA CORPORATION
                               ONE GALLERIA TOWER
                          13355 NOEL ROAD, SUITE 1500
                              DALLAS, TEXAS 75240
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1994

    This Proxy Statement is furnished to stockholders of Heritage Media Corporation, an Iowa corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of stockholders to be held on May 26, 1994, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

                       ACTION TO BE TAKEN AT THE MEETING

    At the Annual Meeting, holders of the Company's Class A Common Stock (the "Class A Common Stock") will consider and vote for the election as directors of the Company of Messrs. James S. Cownie, Joseph M. Grant, James M. Hoak, Clark A. Johnson, Alan R. Kahn, Joseph D. Mahaffey and David N. Walthall. Such holders will also consider and vote upon a proposal to adopt the Company's Amended and Restated Stock Option Plan (the "Option Plan").


    Only holders of record of Class A Common Stock at the close of business on March 21, 1994 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, 12,634,597 shares of Class A Common Stock. The Company also had issued and outstanding on such date 4,829,728 shares of Class C Common Stock (the "Class C Common Stock"). Holders of record of Class A Common Stock are entitled to one vote per share on the matters to be considered at the Annual Meeting, as to which such shares are entitled to vote as set forth above. The holders of Class C Common Stock generally do not have voting rights and are not entitled to vote with respect to the matters to be considered at the Annual Meeting.


    The presence, either in person or by properly executed proxy, of the holders of record of a majority of the Class A Common Stock is necessary to constitute a quorum at the Annual Meeting.


    The election as a director of each nominee set forth above requires the affirmative vote of the holders of record of a majority of the outstanding voting power of the shares of Class A Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting. The proposal to adopt the Option Plan requires the affirmative vote of the holders of record of a majority of the outstanding voting power of the shares of Class A Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting. Accordingly, abstentions and "broker non-votes" are counted for purposes of determining the presence of a quorum. Abstentions will have the effect of a vote against such proposals but "broker non-votes" are not entitled to vote on the subject matter and consequently, will have no effect on the outcome of such vote. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.


    The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the seven nominees set forth above, (ii) for the adoption of the Option Plan and
(iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

    Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business. Should any nominee for the Board of Directors become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as to the beneficial ownership of each class of Common Stock of the Company as of March 21, 1994 by
(i) each person who is known to beneficially own more than 5% of each such class and (ii) all officers and directors as a group. Unless otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person.


                                                                                         PERCENT
                                                                                        OWNERSHIP
                                      CLASS A                   CLASS C                  CLASS A
       NAME AND ADDRESS(1)           COMMON(2)      PERCENT     COMMON      PERCENT     EQUIV.(3)
- ----------------------------------  ------------  -----------  ---------  -----------  -----------
James M. Hoak                          1,030,876(4)       8.0%    --          --             5.8%
 Chairman of the Board
 13355 Noel Road, Suite 1500
 Dallas, TX 75240
James S. Cownie                          321,013(5)       2.5%    --          --             1.8%
 Director
 2600 Grand Avenue,
 Des Moines, IA 50312
David N. Walthall                        158,687(6)       1.2%    --          --              .9%
 President and CEO; Director
 13355 Noel Road, Suite 1500
 Dallas, TX 75240
HC Crown Corp.(7)                        305,555        2.4%   2,430,645       50.5%        15.5%
 Mellon Bank Cntr.
 2nd Floor
 10th & Market
 Wilmington, DE 19801
The Equitable Companies Inc.             986,275        7.7%      --          --             5.6%
 787 Seventh Avenue
 New York, NY 10009
Morgan Capital Corp.                      55,556         .4%     512,987       10.6%         3.2%
 902 Market Street
 Wilmington, DE 19801
Goldman, Sachs & Co.                     456,168        3.5%     550,375       11.4%         5.7%
 85 Broad Street
 New York, NY 10004
Janus Capital Corporation                846,100        6.6%      --          --             4.8%
 100 Fillmore St.
 Suite 300
 Denver, CO 80206
Tele-Communications, Inc.(7)             --           --       1,335,721       27.7%         7.5%
 5619 DTC Parkway
 Englewood, CO 80111
All officers and directors as a        1,771,801(8)       13.8    --          --            10.0%
 group (13 persons)

- ------------------------------
(1)   Table includes presently exercisable portion of stock options.
(2) Excludes shares allocated to participants' accounts under the Company's Retirement Savings Plan.
(3) Assumes conversion of each outstanding share of Class C Common Stock into one share of Class A Common Stock.
(4) Includes 6,785 shares of Class A Common Stock held by Mr. Hoak's wife and children. Mr. Hoak disclaims beneficial ownership of such shares.
(5) Includes 85,945 shares of Series A Common Stock held by Mr. Cownie's family. Mr. Cownie disclaims beneficial ownership of such shares.

(6) Includes 17,339 shares held by Mr. Walthall's wife. Mr. Walthall disclaims beneficial ownership of such shares.
(7) HC Crown Corp. and Tele-Communications, Inc. sold 3,700,000 of the shares beneficially owned by them pursuant to an underwritten public offering completed on April 8, 1994.
(8) Excludes 8,801 shares issuable to directors pursuant to the Heritage Plan for Deferral of Non-Employee Director Compensation and Fees.


                        DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

    A brief description of each director and executive officer of the Company is provided below. Directors hold office until the next annual meeting of the stockholders or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

    JAMES M. HOAK, 50, has served as Chairman of the Board of the Company since August 1987. Mr. Hoak has also served as Chairman and Chief Executive Officer of Crown Media, Inc. (a cable television company unaffiliated with the Company) since February 1991, and Chairman of Cypress Capital Corporation (a private investment company) since September 1991. Until December 1990, Mr. Hoak had been Chairman (since 1987), President (1971 to 1987) and Chief Executive Officer and a director of Heritage Communications, Inc. ("HCI"), a diversified communications company. Mr. Hoak is a director of Airgas, Inc., Midwest Resources, Inc., Pier 1 Imports, Inc., and Sun Coast Industries, Inc. and a member of the Board of Governors of the American Stock Exchange.

    DAVID N. WALTHALL, 48, has served as President, Chief Executive Officer and a director of the Company since August 1987. From 1985 to April 1988, he was Executive Vice President of HCI and President of its Communications Products Group.

    JOSEPH D. MAHAFFEY, 48, joined the Company in March 1992 as Executive Vice President, Chief Financial Officer and a member of the Board of Directors. Mr. Mahaffey served as President and Vice Chairman of United Meridian Corporation (an oil and gas company) from 1987 to 1992.

    PAUL W. FIDDICK, 44, has served as Executive Vice President and President, Radio Group of the Company since August 1987.

    WAYNE W. LOCURTO, 50, has served as an Executive Vice President of the Company and as President, Actmedia since November 1989. He served as Vice President of Glendinning Associates (a marketing consulting firm) from 1987 to November 1989.

    JAMES  J.  ROBINETTE,    60,  has served  as  Executive  Vice  President and
President, Television Group of the Company since August 1987.

    WAYNE KERN, 61, has served as Senior Vice President and Secretary of the Company since 1987. Since July 1991, Mr. Kern has also served as Executive Vice President of Crown Media, Inc. Until December 1990, Mr. Kern had been Executive or Senior Vice President, General Counsel and Secretary of HCI at all times since 1985.

    JAMES P.  LEHR,    46,  has served  as  Vice  President  --  Administration,
Controller and Assistant Secretary of the Company since December 1987.

    DOUGLAS  N. WOODRUM,   36, has served  as Vice President  -- Development and
Treasurer of the Company since August 1987.

    JAMES S. COWNIE, 49, served as the President and a director of HCI from August 1987 until December 1990. Since March 1991, Mr. Cownie has been the Chairman of the corporate partner of New Heritage Associates (a cable television firm unaffiliated with the Company). Mr. Cownie was elected as a director of the Company in July 1989.

    JOSEPH M. GRANT, 55, has served as the Senior Vice President and Chief Financial Officer of Electronic Data Systems, Inc. (an information technology company) since December 1990. From 1989 to 1990, Mr. Grant served as the Executive Vice President and Chief Systems Officer for American

General Corporation (a life insurance, real estate and consumer finance company). Prior to 1989, Mr. Grant served as the Chairman of the Board and Chief Executive Officer of Texas American Bancshares Inc. (a bank holding company). Mr. Grant has been a director of the Company since June 1992.

    CLARK A. JOHNSON, 63, has served as the Chairman and Chief Executive Officer of Pier 1 Imports, Inc. (a specialty retailer of home furnishings) since 1988 and was President of such company from 1985 to 1988. Mr. Johnson has been a director of the Company since March 1990. He also serves as a director of Actava, Inc., Albertson's, Inc., AnaComp, Inc., and Intertan, Inc.

    ALAN R. KAHN,   54, is a  business consultant and  private investor and  was
President of Sun Country Industries, Inc. (a beverage distributor) from 1984 to 1988. Mr. Kahn has been a director of the Company since August 1987.

    The Board of Directors held ten meetings in 1993. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

    The following table sets forth certain information as to beneficial ownership of Class A Common Stock of the Company by the executive officers and directors of the Company:

                                                                             CLASS A
NAME(1)                                                                      COMMON      PERCENT
- -------------------------------------------------------------------------  -----------  ---------
James M. Hoak............................................................    1,030,876       8.0%
David N. Walthall........................................................      158,687       1.2%
Joseph D. Mahaffey.......................................................       13,500        .1%
Paul W. Fiddick..........................................................       66,006        .5%
Wayne W. LoCurto.........................................................       15,456        .1%
James J. Robinette.......................................................      --          N/A
Wayne Kern...............................................................      104,249        .8%
James P. Lehr............................................................        3,878     --    (2)
Douglas N. Woodrum.......................................................       40,895        .3%
James S. Cownie..........................................................      321,013       2.5%
Joseph M. Grant..........................................................        2,000     --    (2)
Clark A. Johnson.........................................................        3,784     --    (2)
Alan R. Kahn.............................................................       11,457        .1%

- ------------------------
(1)   Table includes presently exercisable options.
(2)   Less than .1%

COMMITTEES OF THE BOARD OF DIRECTORS

    The Executive Committee, comprised of Messrs. Hoak (Chairman), Kahn and Walthall, is empowered to exercise all authority of the entire Board, subject to certain exceptions (primarily statutory) relating generally to such matters as mergers, sales of assets, sales of capital stock, bylaw amendments and changes to the membership of the Board. The Executive Committee met one time during 1993.

    The Compensation Committee, comprised of Messrs. Cownie, Grant, and Kahn met one time during 1993. Reference is made to the separate report of the Compensation Committee set forth elsewhere herein.

    The Audit Committee, comprised of Messrs. Cownie, Grant, Johnson and Kahn (Chairman), is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit Committee met two times during 1993.

COMPENSATION OF DIRECTORS

    Each director who is not an officer or employee of the Company receives, in addition to the basic annual fee of $12,000, $1,000 per Board meeting (or committee meeting not in conjunction with a Board meeting) held in person or $200 if the meeting is held by telephone. Any non-employee director may elect to defer such fees for later payment with an interest equivalent or invest such fees in shares of the Company's Class A Common Stock. When first elected, directors who are not officers or employees of the Company are granted options (vesting in full after two years of service and expiring ten years after the date of grant) to acquire 2,000 shares of Class A Common Stock at the fair market value of such stock on the date of grant. Thereafter, options to purchase an additional 2,000 shares of Class A Common Stock are granted annually.

SUMMARY OF EXECUTIVE COMPENSATION


    The following table sets forth information concerning compensation paid or accrued by the Company during the three years ended December 31, 1993 to or for the Company's chief executive officer and the four other highest compensated executive officers of the Company.



                                                                                             COMPANY
                                                                                COMPANY    CONTRIBUTION
                                                                                 STOCK      TO DEFINED
     NAME AND                                                 OTHER ANNUAL      OPTIONS    CONTRIBUTION
PRINCIPAL POSITION      YEAR        SALARY        BONUS     COMPENSATION(1)   AWARDED(2)       PLAN
- -------------------  -----------  -----------  -----------  ----------------  -----------  ------------
Mr. Walthall               1993   $   300,171  $   273,151    $     11,887        50,000    $    4,497
 CEO and Pres.             1992       304,046      136,702           7,200        83,561         7,912
                           1991       241,608       24,895           7,200        --             7,325
Mr. LoCurto(3)             1993       258,889      160,500           9,780        20,000         4,497
 Exec. V.P.                1992       250,732       60,500          13,135        41,823           -0-
                           1991       229,923        9,000          11,580        --               783
Mr. Hoak                   1993       240,923      125,794         --              2,000         4,497
 Chairman                  1992       300,000       34,557         --             75,920           -0-
                           1991       251,923        7,903           1,938        --             1,212
Mr. Mahaffey               1993       222,127      144,263          11,143        16,000         4,497
 CFO and Exec. V.P.        1992(4)     165,385      56,713           5,538        46,782        --
Mr. Robinette              1993       195,089      149,400         115,466        --             4,497
 Exec. V.P.                1992       178,346      110,968           7,477         9,207         7,912
                           1991       161,631       41,367           7,200        --             6,929
- ------------------------
(1)   Includes auto allowance, moving expenses and taxable fringe benefits.
(2)   Reflects options exchanged pursuant to the 1992 Option Exchange Program.
(3)   In 1991, Mr.  LoCurto was granted  10,000 units under  the Actmedia  Stock
      Appreciation Rights Plan of 1990. Pursuant to this plan, certain executive officers  of  the  Company's  Actmedia, Inc.  subsidiary  are  eligible to receive grants of phantom equity units reflecting the fair market value of the common  share equity  of Actmedia.  Persons receiving  grants of  such units will generally be entitled to receive in cash the difference between the  value per unit on December 31, 1994 and the base value on the date of grant with  respect to  all vested  units. Units  vest under  the plan  in installments  between  the grant  date and  December  31, 1994.  The units granted to Mr. LoCurto in 1991 had a  base value of $9.70 per unit on  the date of grant.
(4)   Mr. Mahaffey joined the Company in March 1992.


STOCK OPTIONS

    In 1987, the Company adopted the Option Plan, which was subsequently amended in 1989 and 1993. Under the Option Plan, non-qualified stock options for up to 1,500,000 shares of Class A Common Stock may be granted to officers, directors and key employees of the Company and its subsidiaries at a price at least equal to fair market value at the date of grant, unless waived by the Board of Directors. An optionee may not receive a grant in excess of 100,000 shares of Class A Common Stock in any calendar year. Options granted under the Option Plan vest in full after two years of employment and are exercisable for not more than 10 years from the date of grant.

    The following table sets forth certain information with respect to the options granted during the year ended December 31, 1993 to the executive officers named in the above compensation table:

                                     INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                                    -------------------                                 VALUE AT ASSUMED
                                     PERCENT OF TOTAL                                ANNUAL RATES OF STOCK
                         OPTIONS/      OPTIONS/ SARS                                 PRICE APPRECIATION FOR
                           SARS         GRANTED TO       EXERCISE OR                      OPTION TERM
                          GRANTED   EMPLOYEES IN FISCAL   BASE PRICE   EXPIRATION  --------------------------
NAME                        (#)            YEAR             ($/SH)        DATE        5%($)        10%($)
- -----------------------  ---------  -------------------  ------------  ----------  -----------  -------------
Mr. Walthall...........     50,000            21.0%       $    18.75     12-13-03  $   681,214  $   1,640,032
Mr. LoCurto............     20,000             8.4             18.75     12-13-03      272,486        656,013
Mr. Hoak...............      2,000              .8             18.75     12-13-03       27,249         65,601
Mr. Mahaffey...........     16,000             6.7             18.75     12-13-03      217,988        524,810
Mr. Robinette..........     --              N/A              N/A          N/A          N/A           N/A

    The following table sets forth certain information with respect to the options exercised by the executive officers named in the above compensation table during the year ended December 31, 1993 or held by such persons at December 31, 1993:

                                                                                VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                           SHARES                 OPTIONS AT DEC. 31, 1993        DEC. 31, 1993(1)
                         ACQUIRED ON    VALUE    --------------------------  --------------------------
NAME                      EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------  -----------  ---------  -----------  -------------  -----------  -------------
Mr. Walthall...........      --          N/A         22,023        111,538   $   263,721   $   792,783
Mr. LoCurto............      --          N/A         14,131         47,692       170,170       355,189
Mr. Hoak...............      --          N/A         20,920         57,000       250,071       477,250
Mr. Mahaffey...........      --          N/A         --             62,782           N/A       623,190
Mr. Robinette..........       9,207   $  89,768      --            --            N/A           N/A

- ------------------------
(1) Based upon the closing price of the Class A Common Stock of the Company on December 31, 1993, which price was $19.875 per share.

REPORT OF THE COMPENSATION COMMITTEE


    The Company's Compensation Committee is empowered to review, and to recommend to the full Board of Directors, the annual compensation, long term incentive plans and compensation procedures for all executive officers of the Company. In carrying out these responsibilities, the Committee evaluates numerous factors including the Company's financial performance in relation to the goals established by the Board, the individual contribution of each executive officer, competitive compensation practices within the industry, and general economic inflationary factors. The base salary component of executive officer compensation is primarily determined by reference to the individual contribution of each officer. The annual cash bonus component is based solely upon the achievement of targeted cash flow levels by the Company or, where applicable, by specific operating segments of the Company. All targeted cash flow levels are reviewed and approved by the Compensation Committee at the beginning of each fiscal year. The long-term incentive plan of the Company consists of grants under the Company's stock option plan and (in the case of Mr. LoCurto) participation in the Actmedia stock appreciation rights plan. The level of stock option grants to executive officers is based upon their performance, relative position and responsibilities in the Company.


    The base salary levels for executive officers of the Company were increased 6% in 1993 over 1992. During 1993, the Company achieved approximately 114% of targeted cash flows, which represented a 26% increase over the cash flow achieved in 1992. As a result, annual bonuses, which were based upon specific formulae relating to cash flow levels, represented approximately 37% of cash compensation received by the executive officers for 1993. In 1993 the Company granted options to purchase 107,000 shares of the Company's common stock to the executive officers of the Company. These stock option grants reflected the improved financial performance of the Company and the achievement of several operating and financial goals established by the Board.

    In December 1993, the Committee recommended an increase in the base salary of Mr. Walthall, chief executive officer of the Company, from $300,000 to $337,000. The increase was intended to recognize Mr. Walthall's contribution toward (i) the 26% increase in cash flow of the Company in 1993, (ii) the 130% increase in the Company's common stock price during 1993 and (iii) the relative position of the Company's three business groups in their industries. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparable companies. Mr. Walthall's bonus, which represented approximately 44% of his total cash compensation for 1993, was based entirely upon the achievement by the Company of 114% of the targeted cash flow level.

                                               Compensation Committee
                                               James S. Cownie
                                               Alan R. Kahn
                                               Joseph M. Grant

CERTAIN FILINGS

    Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied during 1993.

                            STOCK PRICE PERFORMANCE

    Set forth below is a line graph indicating the stock price performance of the Company's Common Stock for the five years ended December 31, 1993, as contrasted with (i) the Standard & Poor's 500 Stock Index and (ii) a peer group of publicly traded companies with operations in television and radio broadcasting and in-store marketing with market capitalizations similar to the Company's.

[GRAPHIC]

                                           1988   1989   1990   1991   1992   1993
                                           ----   ----   ----   ----   ----   ----
Heritage Media..........................    100     69     78     78     48    110
                                           ----   ----   ----   ----   ----   ----
S&P 500.................................    100    127    119    150    157    168
                                           ----   ----   ----   ----   ----   ----
Peer Group Index(2).....................    100    108     64     63     86    159
                                           ----   ----   ----   ----   ----   ----
                                           ----   ----   ----   ----   ----   ----

- ------------------------
(1) Assumes $100 invested on December 31, 1988 in Heritage Media Class A Common Stock, S&P 500 Index and a peer group Index.
(2) Companies comprising the peer group index: Catalina Marketing Corporation; Clear Channel Communications, Inc.; Granite Broadcasting Corporation; Great American Communications Company; Osborn Communications Corporation; and Outlet Communications, Inc.

               ADOPTION OF AMENDED AND RESTATED STOCK OPTION PLAN

    During 1993, the Board of Directors approved various amendments to the Option Plan to reflect certain changes in the classes of capital stock of the Company, certain changes necessitated by amendments to the federal income tax laws and certain changes to reflect the grant of options to outside directors of the Company. In December 1993, the Board of Directors amended and restated the Option Plan to incorporate these various amendments into one plan document. See "Directors and Executive Officers -- Stock Options" and "-- Compensation of Directors" for information regarding the Option Plan and the granting of stock options thereunder. The complete text of the Option Plan is set forth as Exhibit A hereto.

    The Option Plan provides for officers and directors who are also Company employees an exemption from the provisions of Section 16(b) for the grant of options. Section 16(b) provides for recovery by the Company of profits made by officers and directors on short-term trading in shares of Common

Stock of the Company. The Company requires the approval of the amendment to the Option Plan by the stockholders at the Annual Meeting in order to continue the exemption from Section 16(b) for the grant of options.

    Stock options granted under the Option Plan are not currently entitled to "incentive stock option" treatment for federal income tax purposes provided by
Section 422 of the Internal Revenue Code. An optionee, upon exercise of an option under the Option Plan, will realize taxable income equal to the difference between the exercise price and the fair market value at the time of exercise, and the Company is entitled to a corresponding deduction. The foregoing statements are based upon current federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.


    As of April 18, 1994 the Company had approximately 1,300 employees and a Board of Directors comprised of seven members, each of whom is eligible to participate in the Option Plan. As of April 18, 1994, the market price of the Company's Class A Common Stock underlying the stock options, as reported on the American Stock Exchange, was $16 7/8 per share. Messrs. Walthall, LoCurto, Hoak, Mahaffey and Robinette have been granted options to purchase 133,561, 61,823, 77,920, 62,782 and 9,207 shares, respectively. Messrs. Cownie, Grant, Johnson and Kahn, have been granted options to purchase 4,857, 6,000, 5,034, and 4,857 shares, respectively (an aggregate of 20,748 shares as the group of current non-employee directors). Options to purchase 429,796 shares have been granted to all executive officers as a group (13 persons) and options to purchase 1,813,192 shares have been granted to all employees including non-executive officers (120 persons) as a group.


    The Board of Directors recommends that stockholders vote FOR the proposed amendment to the Option Plan.

                            STOCKHOLDERS' PROPOSALS

    Any proposals that stockholders of the Company desire to have presented at the 1995 annual meeting of stockholders must be received by the Company at its principal executive offices no later than March 15, 1995.

                                 MISCELLANEOUS

    The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

    Representatives of KPMG Peat Marwick, the Company's independent auditors, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to be available to respond to appropriate questions.

                                          By Order of the Board of Directors


                                          WAYNE KERN,

                                          SECRETARY
Dallas, Texas
April 22, 1994

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                               STOCK OPTION PLAN
                                       OF
                           HERITAGE MEDIA CORPORATION

    WHEREAS, the Board of Directors of the Corporation deems it in the best interests of the Corporation that certain key employees, officers and directors of the Corporation and its subsidiaries be given an opportunity to acquire a stake in the operation and growth of the Corporation, as a means of assuring their maximum effort and continued association with the Corporation; and

    WHEREAS, the Board believes that the Corporation can best obtain these and other benefits by granting stock options to key employees, officers and directors designated from time to time, pursuant to this Plan; and

    WHEREAS, the Board adopted this Stock Option Plan in 1987 and has made various amendments since the date thereof; and

    WHEREAS, the Board now desires to amend and restate this Stock Option Plan in its entirety;

    NOW, THEREFORE, the Board does hereby adopt this AMENDED AND RESTATED STOCK OPTION PLAN and hereby directs the Corporation to obtain the ratification by the shareholders of the Corporation of such adoption.

1.  DEFINITIONS.

    Wherever used herein, the following terms shall have the following meanings, respectively:

        (a) "Plan" shall mean this Amended and Restated Stock Option Plan, as the same may be amended on and after the date hereof.

        (b) "Corporation" shall mean Heritage Media Corporation, or any successor thereof.

        (c) "Parent" shall mean any Parent of the Corporation.

        (d) "Subsidiary" shall mean any Subsidiary of the Corporation.

        (e) "Board" shall mean the Board of Directors of the Corporation.

        (f) "Optionee" or "Participant" shall mean any individual designated by the Board on recommendation by the Committee under Paragraph 4 hereof to be Optionees under the Plan.

        (g) "Transferee" means a person who has succeeded to the rights of an Optionee under the Option as provided in Paragraphs 5(b) and 7(c) hereof.

        (h) "Committee" shall mean the Compensation Committee of the Board, or such future committee as may be appointed by the Board to administer the Plan.

        (i) "Eligible Individuals" shall mean any employee, officer or director of the Corporation or any Parent or Subsidiary, and shall constitute the class eligible to receive options under the Plan.

2.  AUTHORITY TO GRANT OPTIONS.

    Under this Plan, the Corporation may, from time to time, but in no event after September 1, 1997, grant to Eligible Individuals as herein provided, an option or options to purchase from the Corporation specified amounts of the authorized and unissued $.01 par value Class A Common Stock of the Corporation, but not to exceed in the aggregate 1,500,000 Class A shares, subject to adjustment as provided in Paragraph 8 below. Shares covered by options which lapse or otherwise are not exercised may be the subject of additional options granted under the Plan. The Corporation shall at all times while this Plan is in force reserve as authorized but unissued stock such number of shares of said Class A Common Stock as will be sufficient to satisfy the requirements of this Plan with respect to stock subject to being optioned as well as stock subject to options granted but not exercised.

3.  ADMINISTRATION OF PLAN.

    (a) The Plan will be administered by the Committee. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

    (b) The Committee shall be appointed by the Board, and subject to removal by the Board with or without cause. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall establish its own rules (not inconsistent with the provisions hereof), for its meetings and the performance of its responsibilities, but it shall select any of its members as Chairman and one as Secretary, and shall keep written minutes of its meetings and actions, a copy of which shall be furnished to the Board not later than the time of the first meeting of the Board subsequent to each such action by the Committee. Meetings shall be held at such time and places as the Committee may determine. A majority of the Committee shall constitute a quorum for the transaction of business. The Committee shall act by majority vote of the quorum present, or by written consent of a majority of its members.

    (c) Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, promulgate, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for its administration, and for the accomplishment of the purposes of the Plan. Interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive, unless otherwise determined by the Board.

4.  GRANT OF OPTIONS.

    (a) The Committee shall, from time to time, but in any event not later than September 1, 1997, recommend those Eligible Individuals whom the Committee determines should be granted options under the Plan, and the number of shares to be optioned under each grant. Such Eligible Individuals may be persons previously recommended to receive options under the Plan, or may be persons not previously so recommended.

    (b) The Committee shall also determine the number of shares to be so optioned (not to exceed the number of shares specified by the Committee for each such person, respectively), and shall determine the option price at which the shares are to be offered to the Eligible Individuals selected, provided that the option price shall not be less than the market price of the Corporation's stock at the time the option is granted.

    (c) Effective January 1, 1994, no Eligible Individual may receive grants of options in excess of 100,000 shares of Class A Common Stock in any calendar year.

    (d) Each non-employee director of the Company shall, on the date of the Committee meeting each year during December (or the closest meeting date thereto), shall be granted an option effective as of that date to purchase 2,000 shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant.

5.  OPTION AGREEMENT.

    No option granted hereunder shall be effective for any purpose unless and until the Optionee has executed a written agreement (the Stock Option Agreement), with the Corporation with respect to the terms of the option and its exercise. Such agreement shall be in form and content determined by the Committee and Board to be necessary in order that the option and its exercise will be pursuant and subject to this Plan. In this regard, but without limitation thereto, the Stock Option Agreement shall in its terms include the following provisions, which are hereby made a part of the Plan:

        (a) The option is not exercisable after the expiration of ten years from the date the option is granted; and

        (b) The option is non-transferable by the Optionee otherwise than by will or the laws of descent and/or distribution, and is exercisable, during his lifetime, by him only.

6.  EXERCISE OF OPTION.

    (a) The Optionee shall have remained in the continuous employ or in the capacity of director of the Corporation or a Parent or Subsidiary for two years from and after the date on which the option is granted, or such other and greater period as may be fixed by the Board before he can exercise any part of the option. Additionally, the Optionee will be able to exercise only if the Class A Common Stock to be acquired pursuant to the exercise of the option (1) has been appropriately registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and appropriately registered with the necessary state "blue sky" laws, or (2) in the legal opinion of counsel for the Corporation, does not require registration under the applicable federal and state statutes.

    (b) After the Optionee has remained in the continuous employ or in the capacity of director of the Corporation for two years, and other requirements for the exercise of the option have been met, the option may be exercised as to all of the shares subject to the option. No option agreement entered into by the Corporation shall be considered to impose upon the Corporation or Parent or Subsidiary any obligation to retain the Optionee in its employment or in the capacity of director for two years or any other period of time.

    (c) The Committee shall, subject to other provisions of this Plan, fix the manner of exercising the option, in whole or in part. The option shall be exercised by means of written notice executed by the Optionee or Transferee and delivered to the Company stating the number of shares to be purchased. Said notice shall be accompanied by payment in cash, or by certified or cashier's check payable to the order of the Corporation, of the full purchase price, in United States dollars; provided, however, that in lieu of cash an Optionee may exercise his option by tendering to the Corporation such shares of the Class A Common Stock of the Corporation, owned by him, having a fair market value equal to the cash exercise price applicable to his option, with the fair market value of such stock to be determined in such appropriate manner as may be provided for by the Committee or as may be required in order to comply with or conform to the requirements of any applicable or relevant laws or regulations, or any combination of cash payments and stock tenders as may be acceptable to the Committee. No shares shall be issued to any Optionee or Transferee until full payment therefor has been made; nor shall any Optionee or Transferee have any of the rights of a stockholder of the Corporation under any such Option until the actual issuance thereunder of shares to the person or person entitled thereto.

    (d) The notice of exercise of the option shall also be accompanied by a representation and agreement in writing, signed by the person entitled to exercise the option, and/or receive the shares, stating (1) that the shares being acquired are being acquired in good faith for investment, and not for sale or distribution, and shall not be pledged or hypothecated, nor sold or transferred, in the absence of an effective registration statement for the shares under the Securities Act of 1933, and/or an effective registration statement for the shares as required by state "blue sky" laws, or an opinion of counsel of the Company that registration is not required under said Act and "blue sky" laws, and (2) that the Company may attach to or imprint on the shares a legend to that effect.

    (e) Options may be exercised in whole or in part; however, no option shall be exercised for less than 100 shares unless such exercise shall be for the full number of shares then purchasable under the option.

7.  EMPLOYMENT RELATIONSHIP.

    (a) Except as provided in Paragraphs (b) and (c) below, and subject to the provisions of Paragraph 8 below, options may be exercised only while the Optionee is an employee or director of (1) the Corporation or a Parent or Subsidiary, or (2) a corporation (or a parent or subsidiary of such corporation) issuing or assuming a stock option granted hereunder in a transaction pursuant to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, and has been such an employee or director at all times during the period commencing with the date of granting the option and ending on the date of exercise of the option. Nothing contained in the Plan or in any option granted pursuant to the Plan, however, shall confer upon any employee, director or

Optionee any right with respect to continuation of employment or position of director by the Corporation or a Parent or Subsidiary, or any other employer, nor modify or interfere in any way with the right of the Corporation or of such Parent or Subsidiary or other employer to terminate his employment or position of director at any time.

    (b) In the event that an Optionee shall cease to be an employee or director of the Corporation or Parent or Subsidiary by reason of his disability, such Optionee shall have the right, subject to prior approval of the Board, to exercise the option at any time within three months after such termination of employment or position of director (but not after the expiration of ten years from the date of option is granted, and only to the extent the Optionee could have exercised such option on the date he ceased to be an employee).

    (c) If the Optionee shall die while an employee or director of the Corporation or a Parent or Subsidiary and shall not have fully exercised the option, an option may be exercised, subject to the condition of ten years from the date it is granted, to the extent that the Optionee's right to exercise such option has accrued pursuant to Paragraph 6 of the Plan at the time of his death and had not previously been exercised, at any time within 12 months after the Optionee's death, by the executors or administrators of the Optionee or by any person or persons who shall have acquired the option directly from the Optionee by bequest or inheritance.

8.  TRANSFERS AND CAPITAL CHANGES BY CORPORATION.

    (a) The adoption and approval of this Plan, and the grant of an option pursuant to the Plan, shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, or reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets. Except as in this Paragraph 8 otherwise provided, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock shares of stock of any class, or by reason of any dissolution, liquidation, merger or consolidation or spinoff of assets or stock of another corporation, and any issue by the corporation of shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Capital Stock subject to the option. No provision in this Paragraph 8 shall be deemed to authorize an extension of the period for the exercise of an option beyond the period of ten years as provided in Paragraph 5(a) hereof.

    (b) Subject to any required action by the stockholders, the number of shares of Capital Stock covered by each outstanding option, and the price per share thereof in each option granted under the Plan shall be proportionately adjusted (but without providing an option for any fractional share) for any increase or decrease in the number of issued shares of Capital Stock of the Corporation resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Class A Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation.

    (c) Subject to any required action by the stockholders, if the Corporation shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain to and apply to the securities to which a holder of the number of shares of Class A Common Stock subject to the option would have been entitled.

    (d) A dissolution of liquidation of the Corporation or a merger or consolidation in which the corporation is not the surviving corporation, shall cause all options granted hereunder to terminate, subject to the right of the Board of Directors of the Corporation to accelerate the time within which the option may be exercised, and except to the extent that another corporation may, and does, assume and continue the option or substitute its own options.

    (e) In the event of a change in the Class A Common Stock of the corporation as presently constituted, which is limited to a change of all of its authorized share and par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Class A Common Stock within the meaning of the Plan.

9.  AMENDMENT AND DISCONTINUANCE.

    The Board may, insofar as permitted by law, change, alter, suspend, or discontinue this Plan, and accept the surrender of outstanding and unexercised options under the Plan; the Board may, without the consent of the option holders, modify the terms of outstanding and unexercised options and may cancel such options, if such modification or cancellation is deemed necessary by the Board in connection with any future financing arrangements on behalf of the Corporation; with the exception of the provisions found elsewhere in this paragraph, no action may be taken or permitted which will alter or impair the terms and conditions of any Stock Option Agreement under the Plan, without the written consent of the holders of outstanding and unexercised options.

    Any amendment to the Plan that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company. In addition, to the extent that an amendment would affect options to non-employee directors, the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

                                      PROXY
                           HERITAGE MEDIA CORPORATION

     This proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Heritage Media Corporation (the "Company") to be held on May 26, 1994, at 9:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints David N. Walthall and Joseph D. Mahaffey, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of capital stock (of every class) of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS    / /  FOR nominees listed below except as marked to the
                              contrary below

                         / / WITHHOLD AUTHORITY to vote for all nominees listed below

James S. Cownie, Joseph M. Grant, James M. Hoak, Clark A. Johnson, Alan R. Kahn, Joseph D. Mahaffey and David N. Walthall

INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee's name in the space below.



PROPOSAL TO ADOPT THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN:

     _____FOR            _____AGAINST             _____ABSTAIN

     Please check the box at right if you plan on
attending the Annual Meeting.                   / /

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE NAMED PROPOSAL.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

                                        Dated:
                                              ----------------------------

                                        ----------------------------------
                                                      Signature

                                        ----------------------------------
                                             (Signature if held jointly)

                                        Please date the proxy and sign your
                                        name exactly as it appears hereon.
                                        Where there is more than one owner,
                                        each should sign.  When signing as an
                                        attorney, administrator, executor,
                                        guardian or trustee, please add your
                                        title as such.  If executed by a
                                        corporation, the proxy should be signed
                                        by a duly authorized officer.  Please
                                        sign the proxy and return it promptly
                                        whether or not you expect to attend the
                                        meeting.  You may nevertheless vote in
                                        person if you do attend.